EXHIBIT 5.1

Fulbright & Jaworski L.L.P..
A Registered Limited Liability Partnership
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246

August 10, 2004

Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027

Ladies and Gentlemen:

     We have acted as counsel for Southwest Bancorporation of Texas, Inc. (the “Company”) and have participated in all proceedings in connection with the registration by the Company with the Securities and Exchange Commission (“Commission”) on a Form S-4 Registration Statement under the Securities Act of 1933, as amended, of the Company’s Common Stock, par value $1.00, in an amount equal to $20,000,000.00 (the “Shares”), which may be issued, along with a cash payment, to the shareholders of Klein Bancshares, Inc. (“Klein”) in exchange for their shares of capital stock of Klein, in connection with the proposed merger of Klein with and into SWBT Merger III, Inc., a Texas corporation and wholly owned subsidiary of the Company (“Mergersub”).

     Before rendering the opinion set forth below, we have examined, among other things, the Articles of Incorporation, as amended, and bylaws of the Company, the corporate proceedings of the Company with respect to the proposed merger with Klein, the Agreement and Plan of Merger (“Agreement”) entered into between the Company, Mergersub and Klein, and the Registration Statement on Form S-4 (“Registration Statement”) filed by the Company with the Commission in connection with the above described proposed merger. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

     Based on the foregoing, we are of the opinion that the Shares have been validly authorized for issuance, and, subject to compliance with any applicable Blue Sky laws, upon the issuance and delivery of the Shares in accordance with the provisions of the Agreement, as set forth in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

HOUSTON * NEW YORK * WASHINGTON DC * AUSTIN * DALLAS * LOS ANGELES
MINNEAPOLIS * SAN ANTONIO * HONG KONG * LONDON * MUNICH

Southwest Bancorporation of Texas, Inc.
August 10, 2004

     We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.